Exhibit 99.1

Nationstar Reports First Quarter 2018 Financial Results

  Quarterly GAAP income of $160 million, $1.61 per diluted share and $44 million adjusted income, $0.44 per diluted share
  Adjusted servicing profitability of 5.5 basis points (bps)
  Servicing GAAP pretax income of $220 million, adjusted pretax income of $69 million
  Originations GAAP pretax income of $19 million, adjusted pretax income of $25 million
  Xome GAAP pretax income of $22 million, adjusted pretax income of $14 million

DALLAS--(BUSINESS WIRE)--May 3, 2018--Nationstar Mortgage Holdings Inc. (NYSE: NSM), with its Mr. Cooper operations, reported first quarter GAAP net income of $160 million, or $1.61 per diluted share. This compared to a fourth quarter 2017 GAAP net income of $41 million, or $0.41 per diluted share. On an adjusted basis, the Company reported earnings for the first quarter of $44 million, or $0.44 per diluted share.

"Nationstar is off to a strong start in 2018,” said Jay Bray, Chairman and Chief Executive Officer. "The Servicing segment continues to perform in-line with expectations. Despite a challenging mortgage originations environment, funded volume held flat and Xome® increased third-party property inflows. We operate at tremendous scale and we have a compelling opportunity for significant cost savings to be achieved across the platform in the next two years. Our best-in-class platform, complemented by technology investments and the power of a rising rate environment, should continue to build value for our stockholders over the long term."

Servicing

The Servicing segment earned $220 million GAAP pretax income or $69 million adjusted pretax income (5.5 basis points), compared to 5.0 basis points in the prior year. From the prior quarter, the 30-year mortgage rate increased over 40 basis points contributing to a two CPR reduction in prepayment speeds, net of recapture and a 13% decline in amortization.

	Quarter Ended
($ in millions)	Q4'17		Q1'18
	$	BPS	$	BPS
Operational revenue	$284	21.2	$291	23.1
Amortization	(55)	(4.1)	(48)	(3.8)
Mark-to-market	—	—	152	12.0
Total revenues	229	17.1	395	31.3
Expenses	(173)	(12.9)	(182)	(14.5)
Total other income (expenses), net	21	1.5	7	0.6
Income before taxes (GAAP)	77	5.7	220	17.4
Mark-to-market	—	—	(152)	(12.0)
Adjustments	1	0.1	—	—
Adjusted pretax income	$78	5.8	$69	5.5

While total revenues in the servicing segment grew by 3%, expenses increased by 5% from the prior quarter. The expense increase was driven by a temporary rise in staffing costs to optimize advance recoveries. This allows the Company to shorten collection timelines and reduce our financing costs while improving overall liquidity. Nationstar ended the first quarter with a $500 billion portfolio. The pipeline consists of both mortgage servicing rights and subserviced loans and we expect to end the year over $530 billion.

	Quarter Ended
	Q4'17	Q1'18
Ending UPB ($B)	$508	$500
Average UPB ($B)	$536	$504
60+ day delinquency rate	3.4%	3.2%
Annualized CPR	12.7%	10.7%
Annualized CPR, net of recapture	11.0%	8.9%
Modifications and workouts	29,905	19,950

The Company is targeting adjusted servicing profitability in excess of 6.0 basis points on average for the full year 2018 propelled by improved prepayment speeds and cost savings initiatives.

Originations

Originations serves as an organic source of servicing assets at attractive margins. Volume is created through three primary channels: a consumer direct channel focused on existing customers, new customer acquisitions, and correspondent originations. The segment earned $19 million GAAP pretax income or $25 million adjusted pretax income, a quarter-over-quarter decrease of 26% resulting from the shift in interest rates and composition mix.

	Quarter Ended
($ in millions)	Q4'17	Q1'18
Income before taxes (GAAP)	$30	$19
Adjustments	4	5
Adjusted pretax income	$34	$25

Nationstar funded approximately 23,000 loans totaling $5.1 billion, including $2.8 billion primarily related to retaining customers from the servicing portfolio. Correspondent loans totaled $2.3 billion in the first quarter, up 10% from the prior quarter. The Company has identified nearly 750,000 customers with substantial home equity combined with high interest rate consumer debt. We have executed initiatives to shift organic growth from an interest-rate driven rate-term refinance product to a debt consolidation refinance value proposition for many of our 3.2 million customers. These tailored solutions are improving cash flow and consolidating debt for our customers and serving as a powerful growth engine for our new customer acquisition channel.

	Quarter Ended
($ in millions)	Q4'17	Q1'18
Total pull through adjusted volume	$4,796	$4,862
Funded volume	$5,152	$5,087
Recapture percentage	26%	27%
Purchase volume as a percentage of funded volume	37%	40%

The Company is targeting Originations adjusted pretax income of $140 million for the full year 2018.

Xome

Xome provides real estate solutions including property disposition, asset management, title, close, valuation, and field services to Nationstar and third-parties. The Xome segment earned $22 million GAAP pretax income or $14 million adjusted pretax income. Xome achieved 17% quarter-over-quarter adjusted pretax income growth, primarily from third-party growth.

Customers are consolidating their vendor footprint to high performers with national scale and expanding business with vendors who offer comprehensive solutions across the mortgage lifecycle. Third-party volume accounted for 36% of total inflows and third-party customers are replacing Nationstar volume. The Exchange business sold over 2,800 properties in the quarter, a 6% sequential increase. The adjusted pretax income margin was 22%, driven by an increase in third-party property sales and effective cost management, particularly with respect to personnel costs.

	Quarter Ended
($ in millions)	Q4'17	Q1'18
Income before taxes (GAAP)	$12	$22
Adjustments	—	(8)
Adjusted pretax income	$12	$14

Adjusted pretax income margin	18%	22%

Xome executed a strategic transaction during the quarter. In 2014 the Company acquired Real Estate Digital “RED”, a data provider and aggregator powering online real estate for Xome and many third parties. The first quarter adjustment of $8 million was related primarily to the strategic decision to sell RED’s non-core brokerage web hosting business. Xome will retain ownership of Xome’s proprietary data.

	Quarter Ended
	Q4'17	Q1'18
Default property listings sold	2,725	2,880
Default property listings at period end	6,886	6,849
Referral program property listings	734	977
Referral program property listings sold	409	322
Xome services completed orders	96,281	111,339
Percentage of revenue earned from third-party customers	25%	27%

The Company re-entered the field services business and has begun capturing property inspection and preservation orders. The Company is targeting Xome adjusted pretax income of approximately $60 million for the full year 2018.

Conference Call Webcast and Investor Presentation

The Company will host a conference call on May 3, 2018 at 9:00 A.M. Eastern Time. The conference call may be accessed by dialing 855-874-2685, or 720-634-2923 internationally. Please use the participant passcode 7888205 to access the conference call. A simultaneous audio webcast of the conference call will be available in the Investor Information section of http://www.nationstarholdings.com. A replay will also be available by dialing 855-859-2056, or 404-537-3406 internationally. Please use the passcode 7888205 to access the replay. The replay will be accessible through May 17, 2018.

Non-GAAP Financial Measures

The Company utilizes non-GAAP (or “adjusted”) financial measures as the measures provide additional information to assist investors in understanding and assessing the Company’s and our business segments’ ongoing performance and financial results, as well as assessing our prospects for future performance. The adjusted financial measures facilitate a meaningful analysis and allow more accurate comparisons of our ongoing business operations because they exclude items that may not be indicative of or are unrelated to the Company’s and our business segments’ core operating performance, and are better measures for assessing trends in our underlying businesses. These adjustments are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operational and planning decisions and evaluating the Company’s and our business segment’s ongoing performance. Adjusted earnings (loss) in the servicing segment eliminates the effects of mark-to-market adjustments which primarily reflects unrealized gains or losses based on the changes in fair value measurements of MSRs and their related financing liabilities for which a fair value accounting election was made. These adjustments, which can be highly volatile and material due to changes in credit markets, are not necessarily reflective of the gains and losses that will ultimately be realized by the Company. Adjusted earnings (loss) also eliminates in each segment, as applicable, transition and integration costs, gains (losses) on sales of fixed assets, certain settlement costs that are not considered normal operational matters, and other adjustments based on the facts and circumstances that would provide investors a supplemental means for evaluating the Company’s core operating performance.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward looking statements. These forward looking statements include, but are not limited to, statements regarding estimates of Servicing's profitability and Originations and Xome adjusted pre-tax income. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. Certain of these risks and uncertainties are described in the "Business" and "Risk Factors" sections of our most recent annual report and other required documents as filed with the SEC which are available at the SEC’s website at http://www.sec.gov. Nationstar undertakes no obligation to publicly update or revise any forward looking statement or any other financial information contained herein, and the statements made in this press release are current as of the date of this release only.

Financial Tables

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(millions of dollars, except for earnings per share data)

	Quarter Ended
	December 31, 2017	March 31, 2018
Revenues:
Service related, net	$295	$312
Total MTM	—	152
Net gain on mortgage loans held for sale	142	124
Total revenues	437	588

Total expenses	366	364

Other income (expense):
Interest income	162	145
Interest expense	(174)	(171)
Other income (expenses)	(1)	8
Total other income (expenses), net	(13)	(18)
Income before income tax expense	58	206
Income tax expense	17	46
Net income attributable to Nationstar	$41	$160

Earnings per share attributable to common stockholders:
Basic	$0.42	$1.63
Diluted	$0.41	$1.61
Weighted average shares of common stock outstanding (in thousands):
Basic	97,706	97,873
Diluted	98,694	99,111

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(millions of dollars)

	December 31, 2017	March 31, 2018
		(unaudited)
Assets
Cash and cash equivalents	$215	$187
Restricted cash	360	365
Mortgage servicing rights	2,941	3,170
Advances and other receivables, net	1,706	1,424
Reverse mortgage interests, net	9,984	10,225
Mortgage loans held for sale at fair value	1,891	1,589
Mortgage loans held for investment, net	139	136
Property and equipment, net	121	123
Derivative financial instruments at fair value	65	65
Other assets	614	556
Total assets	$18,036	$17,840

Liabilities and Stockholders' Equity
Unsecured senior notes, net	$1,874	$1,859
Advance facilities, net	855	562
Warehouse facilities, net	3,285	3,161
Payables and accrued liabilities	1,234	1,235
MSR related liabilities - nonrecourse at fair value	1,006	1,011
Mortgage servicing liabilities	41	30
Derivative financial instruments at fair value	5	9
Other nonrecourse debt, net	8,014	8,091
Total liabilities	16,314	15,958
Total stockholders' equity	1,722	1,882
Total liabilities and stockholders' equity	$18,036	$17,840

UNAUDITED SEGMENT STATEMENT OF
OPERATIONS & EARNINGS RECONCILIATION
(millions of dollars, except for earnings per share data)

	Quarter ended December 31, 2017
				Corporate
	Servicing	Originations	Xome	and Other	Elim.	Consolidated

REVENUES:
Service related, net	$229	$16	$66	$1	$(16)	$295
Net gain on mortgage loans held for sale	—	126	—	—	16	142
Total revenues	229	142	65	1	—	437
Total expenses	173	113	54	26	—	366
Other income (expense):
Interest income	143	16	—	3	—	162
Interest expense	(121)	(15)	—	(38)	—	(174)
Other expense	(1)	—	1	(1)	—	(1)
Total other income (expense)	21	1	1	(36)	—	(13)
Pretax income (loss)	$77	$30	$12	$(61)	$—	$58

Income tax expense						(17)
Net income attributable to Nationstar						$41
Earnings per share
Basic						$0.42
Diluted						$0.41

Adjusted Earnings:
Pretax income (loss)	$77	$30	$12	$(61)	$—	$58
MTM	—	—	—	—	—	—
Adjustments	1	4	—	3	—	8
Adjusted pretax income (loss)	$78	$34	$12	$(57)	$—	$66
Income tax expense						(24)
Adjusted earnings						$42
Adjusted diluted EPS						$0.43

UNAUDITED SEGMENT STATEMENT OF
OPERATIONS & EARNINGS RECONCILIATION
(millions of dollars, except for earnings per share data)

	Quarter ended March 31, 2018
				Corporate
	Servicing	Originations	Xome	and Other	Elim.	Consolidated

REVENUES:
Service related, net	$395	$15	$65	$—	$(11)	$464
Net gain on mortgage loans held for sale	—	113	—	—	11	124
Total revenues	395	128	$65	—	—	588
Total expenses	182	109	52	21	—	364
Other income (expense):
Interest income	126	15	—	4	—	145
Interest expense	(118)	(15)	—	(38)	—	(171)
Other expense	(1)	—	9	—	—	8
Total other income (expense)	7	—	9	(34)	—	(18)
Pretax income (loss)	$220	$19	$22	$(55)	$—	$206

Income tax expense						(46)
Net income attributable to Nationstar						$160
Earnings per share
Basic						$1.63
Diluted						$1.61

Adjusted Earnings:
Pretax income (loss)	$220	$19	$22	$(55)	$—	$206
MTM	(152)	—	—	—	—	(152)
Adjustments	—	5	(8)	6	—	3
Adjusted pretax income (loss)	$69	$25	$14	$(49)	$—	$58
Income tax expense						(14)
Adjusted earnings						$44
Adjusted diluted EPS						$0.44

Note: Items may not sum due to rounding

CONTACT:
Nationstar Mortgage Holdings Inc.
Amar Patel, 469-549-2288